Exhibit 10.25

AMENDMENT TO

CONVERGYS CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

The Convergys Corporation Executive Deferred Compensation Plan is hereby amended in the following respects, effective as of February 24, 2004:

1. Section 3.1.2 is amended to read as follows:

3.1.2 Subject to such rules as the Committee may prescribed, a Key Employee may elect prior to January 1 of a calendar year (or such earlier date as may be prescribed by the Committee) to defer up to 100% (subject to applicable withholding) or a specific dollar amount (not less than $1,000) of (i) any Annual Cash Incentive Award and/or (ii) any award granted under the Convergys 1998 Long Term Incentive Plan (the “1998 LTIP”) which is payable in the form of cash (e.g., performance units payable in cash), otherwise payable during the calendar year pursuant to procedures established by the Committee. For purposes of the Plan, “Annual Cash Incentive Award” means the annual incentive award or bonus payable in cash to a Key Employee by a Convergys Entity.

2. Section 3.1.3 is amended to read as follows:

3.1.3 Subject to such rules as the Committee may prescribe, a Key Employee who has received a Restricted Stock Award may elect to surrender any of the restricted Convergys Shares (or in case of an award of restricted stock units, may elect to forfeit his right to receive in the future all or a portion of the Convergys Shares subject to such award) as of any date permitted by the Committee (not later than six months prior to the date on which the restrictions otherwise applicable to such shares would lapse (or, in the case of restricted stock units, the date on which the Convergys Shares would have otherwise been issued) in exchange for a credit to the Key Employee’s Restricted Stock Account pursuant to Section 4.2. For purposes of the Plan, “Restricted Stock Award” means an award of Convergys Shares under the 1998 LTIP that is in the form of restricted stock, restricted stock units or performance shares.

3. Section 4.1 is amended to add the following to the end thereof:

Any amount credited to such Account as a result of an election to defer an element of Basic Salary that is otherwise subject to forfeiture in the event that certain conditions are not satisfied (e.g., deferral of a hiring bonus that is forfeitable in the event the employee does not remain employed for some specified period of time) shall be subject to forfeiture to the same extent such amount would have been if such amount had not been deferred.

4. The first two sentences of Section 4.2 are hereby amended to read as follows:

4.2 Restricted Stock Accounts. There shall be established for each Key Employee who has elected to surrender or forfeit all or a portion of a Restricted Stock Award under Section 3.1.3 a separate Account, called a Restricted Stock Account, which shall reflect the value of the Convergys Shares surrendered or forfeited by the Key Employee under Section 3.1.3 and the assumed investment thereof. Subject to such rules as the Committee may prescribed, an amount equal to the value of the Convergys Shares surrendered by the Key Employee under Section 3.1.3 (or, in the case of restricted stock units, an amount equal to the number of Convergys Shares that the Key Employee has elected to forfeit his right to receive) shall be credited to the Key Employee’s Restricted Stock Account as of the day on which the Convergys Shares (or right to receive Convergys Shares) are surrendered to Convergys (or forfeited), except in the case of Restricted Stock Awards that are conditioned upon the satisfaction of certain objective performance criteria, in which case the credit shall be made once it has been determined to what extent such objective performance criteria has been satisfied and the amount of shares with respect to which restrictions would have otherwise lapsed (or, in the case of restricted stock units, the amount of Convergys Shares that would have otherwise been issued).

IN WITNESS WHEREOF, the Convergys Corporation Compensation & Benefits Committee has caused its name to be subscribed as of the effective date.

CONVERGYS CORPORATION
COMPENSATION & BENEFITS COMMITTEE

By	/s/ Steven C. Mason